Certificate cf Amendment
                         of Certificate of Incorporation
                               of Magna-Lab, Inc.

               (Under Section 805 of the Business Corporation Law)

      Pursuant to the provisions of Section 805 of the Business Corporation Law of the State of New York, the undersigned, being the President of Magna-Lab, Inc., a New York corporation (the "Corporation"), does hereby certify:

      FIRST: The name of the corporation is Magna-Lab Inc.

      SECOND: The Certificate of Incorporation of the Corporation was filed by the Department of State of New York on February 22, 1991.

      THIRD: The purpose of this amendment to the Certificate of Incorporation is to effect a 1 for 100 reverse split of the outstanding shares of common stock of the Corporation.

      FOURTH: To accomplish the reverse split, (i) the 108,602,489 shares of Class A Common Stock, $.001 par value per share, that are presently issued and outstanding are hereby changed into 1,086,025 shares of Class A Common Stock, $.001 par value per share, at a rate of one share of Class A Common Stock for each 100 shares presently issued and outstanding, (ii) the 330,372 shares of Class B Common Stock, $.001 par value per share, that are presently issued and outstanding are hereby changed into 3,304 shares of Class B Common Stock, $.001 par value per share, at a rate of one share of Class B Common Stock for each 100 shares presently issued and outstanding, (iii) the 11,397,511 shares of Class A Common Stock, $.001 par value per share, that are presently authorized and unissued are hereby changed into 118,913,975 unissued shares of Class A Common Stock, $.001 par value per share, at the rate of 1.6594829 shares of Class A Common Stock for each presently authorized and unissued share and (iv) the 3,419,628 shares of Class B Common Stock, $.001 par value per share, that are presently authorized and unissued are hereby changed into 3,746,696 unissued shares of Class B Common Stock, $.001 par value per share, at the rate of 1.0956443 shares of Class B Common Stock for each presently authorized and unissued share. No fractional share shall be issued in connection with the foregoing reverse stock split; all issued and outstanding shares of Class A Common Stock and Class B Common Stock so split that are held by a stockholder will be aggregated and each fractional share resulting from such aggregation shall be rounded up to the nearest whole share. Upon surrender to the Corporation of certificates (duly endorsed in blank) evidencing pre-split shares, new certificates evidencing the appropriate number of post-split shares will be issued to the surrendering shareholders. The reverse split will not affect the authorized capital stock of the Corporation. Accordingly, Section I of ARTICLE THIRD of the Certificate of Incorporation of the Corporation, relating to authorized capital, is hereby restated in its entirety as follows:

      "THIRD:

      1. The aggregate number of shares which the Corporation shall have authority to issue is one hundred twenty eight million seven hundred fifty thousand (128,750,000), divided into three classes: (i) five million (5,000,000) shares of preferred stock, $.01 par value per share (the "Preferred Stock"), and (ii) three million seven hundred fifty thousand (3,750,000) Class B common shares, $.001 par value per share (the "Class B Common Stock"), and (iii) one hundred twenty million (120,000,000) shares of Class A common stock, $.001 par value per share (the "Class A Common Stock")."

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      FIFTH: The foregoing amendment was authorized at a meeting of shareholders by the affirmative vote of the holders of a majority of the voting power of all of the outstanding shares of Class A Common Stock and Class B
      Common Stock of the Corporation entitled to vote, voting together as one class and separately as two classes, said authorization being subsequent to the affirmative vote of the Board of Directors.

      IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment as of the 20th day of February, 2007.

                                                       /s/ Lawrence A Minkoff
                                                       -------------------------
                                                       Name: Lawrence A. Minkoff
                                                       Title: President